ADDENDUM No. 1 DATED AUGUST 1, 2014 TO THAT CERTAIN 10% CONVERTIBLE DEBENTURE ORIGINALLY DATED AS OF THE 27TH DAY OF NOVEMBER, 2012 BY AND  BETWEEN  EPOXY, INC. (FORMERLY NEOHYDRO TECHNOLOGIES CORP.)   AND                        IN THE ORIGINAL PRINCIPAL AMOUNT OF $       HEREINAFTER REFERRED TO AS THE “AGREEMENT”.

This Addendum No. 1, shall serve to remove and replace in its entirety paragraph 1 of section 5. CONVERSION, included in Exhibit A, (page 15) to that certain Agreement with the paragraph set out below;

“Upon issuance of this Debenture, the Holder shall have the right to convert all or any portion of the principal sum and accrued interest of this Debenture remaining and outstanding and owing to the Holder (the “Convertible Indebtedness”) (as at the date of the election to so convert) into common shares (the “Shares”) in the capital stock of the Company.  The price per share shall be $0.005 per share.  The Holder may, at its option, elect to convert the Debentures held by the Holder in accordance with the foregoing in lieu of receiving any funds payable under the Debentures.”

This Addendum No. 1 shall enure to the benefit of and be binding upon the parties hereto and their respective assigns, successors and personal representative(s).

The terms and conditions and provisions as contained in the Agreement remain in full force and effect, save for that paragraph as set out above, which shall be considered a part of the whole Agreement.

This Addendum No. 1 shall be appended to and form a part of the Agreement.

IN WITNESS WHEREOF the parties hereto have caused this Addendum No. 1 to be duly executed and delivered as of the day and year first written above.

EPOXY, INC.
(Formerly NeoHydro Technologies Corp.)

    By its President
David Gasparine

NOTEHOLDER

     By its duly authorized signatory